Exhibit 8
Significant Subsidiaries of Amdocs Limited

Jurisdiction of
Incorporation or
List of the Subsidiaries*	Organization	Business Name
Amdocs Astrum Limited	Ireland	Amdocs Astrum Limited
Amdocs BCS, Inc.	State of California	Amdocs BCS, Inc.
Amdocs BCS Vision, Inc.	State of North Carolina	Amdocs BCS Vision, Inc.
Amdocs Canadian Managed Services, Inc.	Canada	Amdocs Canadian Managed Services Inc.
Amdocs Champaign, Inc.	State of Delaware	Amdocs Champaign, Inc.
Amdocs (Denmark) ApS	Denmark	Amdocs (Denmark) ApS
Amdocs Development Centre India Private Limited	India	Amdocs Development Centre India Private Limited
Amdocs Development Limited	Republic of Cyprus	Amdocs Development Limited
Amdocs Holdings ULC	Canada	Amdocs Holdings ULC
Amdocs, Inc.	State of Delaware	Amdocs, Inc.
Amdocs International GmbH	Switzerland	Amdocs International GmbH
Amdocs (Israel) Limited	Israel	Amdocs (Israel) Limited
Amdocs Management Limited	United Kingdom	Amdocs Management Limited
Amdocs Software Solutions Kft	Hungary	Amdocs Software Solutions Limited Liability Company
Amdocs Software Systems Ltd.	Ireland	Amdocs Software Systems Ltd.
Amdocs Stamford, Inc.	State of Delaware	Amdocs Stamford, Inc.
Amdocs (UK) Limited	United Kingdom	Amdocs (UK) Limited
Cramer Systems Group Limited	United Kingdom	Amdocs Systems Group Limited
European Software Marketing Ltd.	Island of Guernsey, Channel Islands	European Software Marketing Ltd.
Longshine Information Technology Co. Ltd.	British Virgin Islands	Longshine Information Technology Co. Ltd.
Sypress, Inc.	State of Delaware	Sypress, Inc.
Qpass, Inc.	State of Washington	Amdocs Qpass Inc.

*	Each subsidiary listed is directly or indirectly wholly-owned by Amdocs Limited.